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                                                                    EXHIBIT 14.1

                          DATATRAK INTERNATIONAL, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

                            ADOPTED: FEBRUARY 6, 2004

INTRODUCTION

        This Code of Business Conduct and Ethics (the "Code of Conduct") covers a wide range of business practices and procedures. It incorporates selected Company policies and procedures that address certain aspects of this Code of Conduct in further detail and supercedes any previously adopted Code of Conduct or Code of Business Ethics. This Code of Conduct sets forth basic principles to guide the Company's directors, officers and employees and expresses the Company's policy to promote:

         - Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         - Full, fair, accurate, timely and understandable disclosure in the Company's annual and quarterly reports and in other public communications made by the Company;

         - Compliance with applicable governmental laws, rules and regulations; and

         - The prompt internal reporting to an appropriate person or persons identified in this Code of Conduct of violations of the Code of Conduct and the underlying Company policies and procedures that are incorporated into this Code of Conduct.

        Those who violate the Code of Conduct and/or any other Company policies will be subject to disciplinary action. If you are in a situation which you believe may violate or lead to a violation of the Code of Conduct or any Company policy, follow the guidelines described in the "Compliance Procedures" section of the Code of Conduct or consult with the Company's Chief Executive Officer or Chief Financial Officer.

RESPONSIBILITY AND AUTHORITY

         To emphasize the responsibility of all directors, officers and employees for the subject matter of this Code of Conduct, the Company may require directors, officers and employees to submit a formal statement declaring their awareness of the Code of Conduct at the time employment begins, at the time of a promotion, upon changes or re-issuance of this Code of Conduct, or periodically at any other time.

         The administration of this Code of Conduct shall be under the purview of the Audit Committee of the Board of Directors of the Company.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All directors, officers and employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

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         The Company holds information and training sessions to promote compliance with laws, rules and regulations, including insider trading laws. Strict compliance with the law is mandatory. Laws and regulations sometimes may be ambiguous and difficult to interpret. In such instances, contact the Company's Chief Executive Officer or Chief Financial Officer for guidance so that we can ensure our compliance with applicable laws and regulations.

CONFLICTS OF INTEREST

         The Company requires its directors, officers, employees, consultants, representatives, and agents to avoid conflicts of interest, or even the appearance of a conflict of interest, between their obligations to the Company and their personal affairs. Subject to the following paragraph, none of these persons shall have an interest, position or relationship with any person, firm or corporation with whom the Company does business or competes, if such interest, position or relationship would influence or might be likely to influence the actions of such individual in the performance of his or her duties. A conflict of interest generally exists when a director, officer, employee, consultant, representative, or agent has a direct or indirect personal interest in a transaction or situation that affects or appears to affect his or her judgment and divides his or her loyalties between two or more competing interests. A conflict can arise when one takes action or has an interest that may make it difficult to perform his or her company work objectively and effectively.

         Conflicts of interest generally are prohibited as a matter of Company policy, except as may be approved by the Chief Executive Officer and/or the Board of Directors. Conflicts involving officers or directors also must be approved by the Board of Directors or an independent committee thereof. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your supervisor or the Company's Chief Executive Officer or Chief Financial Officer. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor or the Company's Chief Executive Officer or consult the procedures described in the Compliance Procedures Section of this Code of Conduct.

INSIDER TRADING

         Directors, officers and employees are expected to comply fully with federal and state securities laws with respect to the disclosure of "material" non-public corporate information and with respect to "insider" trading in the Company's securities. These laws provide substantial civil and criminal penalties for individuals who fail to comply. Any questions about compliance with these laws should be referred to the Company's Chief Executive Officer. You also should consult the Company's Insider Trading Policy for further information. Information that reasonably can be expected to affect the market value of a corporation's securities or to influence investor decisions respecting securities transactions is considered "material." Such information may include, but is not limited to, financial and key business data; merger, acquisition, or divestiture discussions; award or cancellation of a major contract; changes in key management; forecasts of unanticipated financial results; significant litigation; and gain or loss of a substantial customer or supplier.

         An "insider" includes not only directors and officers of a corporation but also any employee who possesses material information regarding the Company's affairs that has not been disclosed to the general public.

CORPORATE OPPORTUNITIES

         Directors, officers and employees are prohibited from personally taking for themselves opportunities that are discovered through the use of corporate property, information or position without

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the consent of the Board of Directors. No director, officer or employee may use corporate property, information, or position for improper personal gain, and no director, officer or employee may compete with the Company directly or indirectly. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

COMPETITION AND FAIR DEALING

         We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance and service, never through unethical or illegal business practices. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

         The U.S. antitrust laws apply not only to domestic business but also to international operations and transactions related to imports to, and exports from, the United States. Because of the complexity of the antitrust laws, advice must be sought from the Chief Executive Officer or Chief Financial Officer on related questions; particularly if they involve actions "in restraint of trade"
- restrictive practices that may reduce competition without providing beneficial effects to consumers, or if they involve exclusive dealing, tie-in sales or other restrictive agreements with suppliers and customers, discrimination in price, and other terms of sale as between customers.

         Company policy mandates compliance with the Foreign Corrupt Practices Act (the "FCPA"). Company employees, consultants and representatives are required to adhere to the antibribery and internal accounting control provisions of the FCPA in order to ensure that no illegal gifts, business courtesies or offers of anything of value are provided to foreign government officials. Company policy also requires compliance with the Anti-Kickback Act concerning Company contracting and subcontracting relationships under U.S. government contracts.

         The Company will observe the laws, rules, and regulations that govern the procurement of goods and services by any governmental agency of any country. While this type of information relates primarily to standards required in contracting with the U.S. Government, the Company's directors, officers, employees, as well as representatives and agents who deal with any governmental entity are responsible for learning and complying with all rules that apply to procurement by that entity.

         To maintain the Company's valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our products and services be designed and manufactured to meet our obligations to customers. All inspection and testing documents must be handled in accordance with all applicable regulations.

DISCRIMINATION AND HARASSMENT

         The Company is committed to fair employment practices, including the prohibition against all forms of illegal discrimination and harassment. By providing equal access and fair treatment to all employees based on merit, we improve the Company's success while enhancing the progress of individuals and the communities where our businesses are located. The Company also is committed to compliance with the applicable labor and employment laws wherever it operates. That commitment includes observing those laws that pertain to freedom of association, privacy, and those laws that pertain to the elimination of any improper employment discrimination. See DATATRAK's "Harassment Policy" contained in the relevant Employee Handbook.

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ENVIRONMENTAL, HEALTH AND SAFETY

         The Company strives to protect the environment and the health and safety of its employees. The Company will ensure such protection through compliance with all applicable environmental laws and regulations. It is important to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

CONFIDENTIALITY

         Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Chief Executive Officer or Chief Financial Officer, or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

PROTECTION AND PROPER USE OF COMPANY ASSETS

         All directors, officers and employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

         The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It also could be illegal and result in civil or even criminal penalties.

FINANCIAL INTEGRITY

         The use of Company funds or assets for any unethical purpose is prohibited. No undisclosed or unrecorded fund or asset of the Company shall be maintained or established for any purpose. No false entries shall be made on the books or records of the Company or its subsidiaries for any reason. No documents shall be altered nor shall they be signed by those lacking proper authority. No payment on behalf of the Company shall be made or approved with the understanding that it will be used, or might be used, for something other than the stated purpose. The Company's financial books, records, and statements properly shall document all assets and liabilities, accurately shall reflect all transactions of the corporation, and shall be retained in accordance with the Company's record retention policies and all applicable laws and regulations.

CHANGES TO AND WAIVERS FROM THE CODE OF BUSINESS ETHICS AND CONDUCT

         Any change to, or waiver of, the Code of Conduct for any director or executive officer, (including the principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions) may be made only by the Board of Directors. Such changes and waivers will be promptly disclosed as required by law or stock exchange regulation.

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REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

         Directors, officers and employees shall report any conduct which they believe in good faith to be a violation or apparent violation of the Code of Conduct. These persons are encouraged to talk to supervisors or the Chief Executive Officer about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Further, directors, officers and employees are encouraged to talk with the Chairman of the Audit Committee if they feel any issue or potential issue is unresolved after they have talked with a supervisor and the Chief Executive Officer. The Company prohibits retaliation for reports of misconduct by others made in good faith by employees, and specifically prohibits any actions that are violative of
Section 806 or Section 1107 of the Sarbanes-Oxley Act of 2002. Directors, officers and employees are expected to cooperate in internal investigations of misconduct.

         ANY DIRECTOR, OFFICER OR EMPLOYEE WISHING TO SUBMIT A CONFIDENTIAL, ANONYMOUS REPORT REGARDING ANY CONDUCT WHICH THEY BELIEVE TO BE A VIOLATION OR APPARENT VIOLATION OF THE CODE OF CONDUCT , CAN DO SO BY SENDING A LETTER TO THE CHAIRMAN OF THE AUDIT COMMITTEE AT THE FOLLOWING ADDRESS:

         TIM BIRO
         CHAIRMAN OF AUDIT COMMITTEE
         234 BERSHAM DRIVE
         HUDSON, OHIO  44236

COMPLIANCE PROCEDURES

         Directors, officers and employees are expected to act proactively, raising concerns about ethical issues, violations of the Code of Conduct, or governmental rules, laws and regulations. All reports of breaches are taken seriously. Each allegation is investigated and, if substantiated, resolved through appropriate corrective action and/or discipline. All employees are expected to provide full assistance and disclosure to both the internal and external auditors or any other authorized representatives in connection with any review of compliance with this Code of Conduct. Any director, officer, or employee can contact the CHIEF EXECUTIVE OFFICER. Further, directors, officers and employees are encouraged to talk with the Chairman of the Audit Committee if they feel any issue or potential issue is unresolved after they have talked with the Chief Executive Officer.

         ANY DIRECTOR, OFFICER OR EMPLOYEE WISHING TO SUBMIT A CONFIDENTIAL, ANONYMOUS REPORT REGARDING ANY CONDUCT WHICH THEY BELIEVE TO BE A VIOLATION OR APPARENT VIOLATION OF THE CODE OF CONDUCT , CAN DO SO BY SENDING A LETTER TO THE CHAIRMAN OF THE AUDIT COMMITTEE AT THE FOLLOWING ADDRESS:

         TIM BIRO
         CHAIRMAN OF AUDIT COMMITTEE
         234 BERSHAM DRIVE
         HUDSON, OHIO  44236

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                          DATATRAK INTERNATIONAL, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

                           ADOPTED: FEBRUARY 6, 2004

As a covered director, officer or employee, I hereby confirm that I have received, read, and understand the Corporate Code of Business Conduct and Ethics referred to above and agree to comply.

_______________________                             ____________________________

DATE                                                COVERED INDIVIDUAL SIGNATURE

                                                    ____________________________

                                                    NAME (PLEASE PRINT)

                                                    ____________________________

                                                    LOCATION / DEPARTMENT

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